Exhibit 99.1

Vyant Bio Announces Robert T. Fremeau, Jr. Ph.D.

as Chief Scientific Officer

Cherry Hill, N.J., October 26, 2021 (GLOBE NEWSWIRE) — Vyant Bio, Inc. (“Vyant Bio”, “Company”) (Nasdaq: VYNT), an emerging global drug discovery company identifying small and large molecule therapeutics to treat central nervous system (CNS) and oncology-related diseases, announced today the appointment of Robert T. Fremeau Jr., Ph.D., as Chief Scientific Officer.

Dr. Fremeau is an experienced R&D leader with over two decades of drug discovery experience in academia and industry advancing next-gen drug development for severe neurological disorders. He is an accomplished scientist and biotech entrepreneur with an established history of scientific innovation and program leadership at the intersection of target validation, translation and clinical development. As a Scientific Director at Amgen Inc., he led and contributed to multiple teams that advanced small molecules into clinical trials against innovative targets across neurological indications. Throughout his academic career at Duke University and UCSF, Dr. Fremeau made seminal contributions to the first molecular and functional characterization of the receptors and transporters for the biogenic amine and amino acid neurotransmitters. Dr. Fremeau holds numerous patents and has authored over 65 peer-reviewed publications in prestigious scientific journals including Science, Nature, Neuron, PNAS, Journal of Medicinal Chemistry, and Journal of Neuroscience.

“We are thrilled to have Dr. Fremeau join the Vyant Bio team,” said Jay Roberts, President and CEO of Vyant Bio. “Dr. Fremeau’s extensive experience with scientific research and drug discovery will be invaluable to us as we develop the preclinical and translational strategy for driving a portfolio of therapeutic candidates from early discovery to human proof-of-concept. We are looking forward to having Dr. Fremeau work across the Vyant Bio organization with colleagues and partners in translational biology, chemical sciences, and computational and data sciences to ensure that an innovative and rigorous multidisciplinary approach is taken. He will be instrumental in helping us to achieve our ultimate goal of building the company into a drug discovery engine that finds impactful medicines to address the needs of patients around the world”.

“I look forward to becoming part of the Vyant Bio team and actively participating in the further development of the Company’s innovative and novel methods for determining drug efficacy and in initiating the discovery and development of new therapeutics to treat an array of neurology and oncology conditions,” stated Dr. Fremeau. “What a privilege to lead the efforts to establish a world-leading scientific advisory board comprised of industry leaders in neurology, oncology and protein sciences, to help drive our therapeutic pipeline and corporate mission forward.”

ABOUT VYANT BIO, INC.

Vyant Bio, Inc. (“Vyant Bio”, the “Company”) (Nasdaq: VYNT) has developed a drug discovery engine centered on revolutionary human-derived biology that incorporates advanced technology driven chemistry, data science, and engineering with global regulatory expertise. Through multiple in silico, in vitro, and in vivo modalities, Vyant Bio rapidly identifies and designs small and large molecule therapeutics that are derisked in human biology much earlier, and have lower costs and failure rates compared to traditional discovery platforms. The Company is focused on efficiently discovering neurology and oncology drugs and, going forward, plans to file two investigational new drug applications annually. Vyant Bio is headquartered in the US, with offices in Europe, and research facilities in Australia. The Company has five state-of-the-art labs and a scientific team with world experts in key areas who have been involved in over 200 investigational new drug applications and over 50 CNS and oncology studies and trials.

For more information, please visit or follow Vyant Bio at:

Internet: www.vyantbio.com
LinkedIn: https://www.linkedin.com/company/vyant-bio
Twitter: @VyantBio

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Vyant Bio, Inc.’s expectations regarding future financial and/or operating results, and potential for our services, future revenues or growth, or the potential for future strategic transactions in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in our attempts to adapt to the global coronavirus pandemic, discover drug candidates, partner with pharmaceutical and other biotechnology companies, achieve profitability and increase sales of our services, maintain our existing customer base and avoid cancelation of customer contracts or discontinuance of trials, raise capital to meet our liquidity needs, realize the anticipated benefits of the merger of StemoniX, Inc. and Cancer Genetics, Inc., and other risks discussed in the Vyant Bio, Inc. Form 10-K for the year ended December 31, 2020, and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Vyant Bio disclaims any obligation to update these forward-looking statements.

Investor Contact:

Jennifer K. Zimmons, Ph.D., MBA
Investor Relations
Zimmons International Communications, Inc.
Email: jzimmons@zimmonsic.com
Phone: +1.917.214.3514

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